Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into with an effective date of the1st day of September, 2014 (the “Effective Date”) by and between GTx, Inc., a Delaware corporation with offices at 175 Toyota Plaza, 7th Floor, Memphis, TN  38103 (the “Company”), and James T. Dalton, Ph.D, an individual acting as an independent contractor and having an address of 9896 Rue Bienville Place, Lakeland, Tennessee 38002 (the “Consultant”).

1.                                      SERVICES AND COMPENSATION

(a)                                 Consultant agrees to perform for the Company the following services (the “Services”) in accordance with the terms and conditions of this Agreement:

Serve as an expert and consultant providing such Services as directed by the Company in the areas of (i) Selective Androgen Receptor Modulators (“SARMs”) (e.g., enobosarm), (ii) agents related to preventing and/or treating cancer cachexia and/or muscle wasting, (iii) estrogen-based therapies (e.g., GTx-758) to treat  prostate cancer or side effects arising from androgen deprivation therapies, (iv) androgen-based treatments for breast cancer, (v) orally active anti-tubulin agents targeting the colchicine binding site of tubulin to treat cancers, and (vi) estrogen receptor beta selective agonists to treat fatty liver diseases such as non-alcoholic steatohepatitis (such compounds, programs and agents being hereinafter collectively referred to as “GTx Technology”).

(b)                                 For such Services and beginning in September 2014, Company agrees to pay Consultant at the beginning of each month during the term of this Agreement a fee of Four Thousand Dollars ($4,000).  For so long as Consultant remains an employee of the University of Michigan, his hours worked hereunder will be subject to the applicable limitations in the policies and procedures of the University of Michigan governing time spent on outside consulting by its employees.  Company shall reimburse Consultant for approved travel and other reasonable out-of-pocket expenses incurred by Consultant at the request of Company, provided that Consultant provides Company with reasonable documentation and invoices of such expenses, and such expenses are incurred consistent with Company’s Vendor Expense Policy attached and incorporated herein as Exhibit A. Consultant shall submit an invoice for any such expenses as soon as feasible after the expenses are incurred, together with supporting documentation deemed acceptable by Company.  Payment for approved invoices shall be made within thirty (30) days of receipt.

(c)                                  Additionally, as a named inventor of the GTx Technology for which Consultant has agreed to provide the Services hereunder to the Company, to the extent reasonably possible, the Company will provide Consultant with the opportunity to participate as a senior author on manuscripts arising from the Company’s clinical studies of enobosarm for treating and/or preventing muscle wasting in cancer patients or treating breast cancer in women with advanced breast cancer or in connection with the clinical study of GTx-758 in men with castration resistant prostate cancer.

(d)                                 For so long as the term of this Agreement continues, Consultant’s stock options that were granted by the Company to Consultant prior to September 1, 2014 (i.e., while he was an employee of Company) will continue to vest during the term of this Agreement, provided such vesting of options will terminate upon the effective date of termination of this Agreement. Such options are more particularly described on Exhibit B attached hereto and made a part hereof (the “Options”).  Following termination of this Agreement for any reason, notwithstanding the terms of the Options, all Options that remain unvested on the date of such termination shall automatically expire, and Consultant will have one (1) year from the effective date of termination to exercise all vested Options (or such lesser period of time if the relevant grant term for the Option(s) should earlier expire), provided that if this Agreement is terminated on account of Consultant’s breach of Sections 3 or 5 hereof, such vested options must be exercised within ninety (90) days of the termination of this Agreement or they will then expire.

(d)                                 All invoices shall be by first class mail, postage prepaid, addressed to Company as follows:

Accounts Payable/Jason Shackelford

GTx, Inc.

175 Toyota Plaza, 7th Floor

Memphis, TN  38103

(e)                                  Consultant will provide to Company a completed Federal Tax Form W-9.  Company will issue an IRS Form 1099-MISC if required by law.  All payments made to the Consultant shall be paid and mailed to the entity or individual identified on the Federal Tax Form W-9 provided by the Consultant.  Consultant represents and warrants that such person/entity identified is the appropriate person/entity to receive payments under this Agreement.

(f)                                   Consultant shall maintain records during the term of this Agreement and for one (1) year following expiration or termination of this Agreement of all Services performed and expenses incurred under this Agreement.  Company shall have the right, upon reasonable notice, to examine such records.

2.                                      QUALIFICATIONS

Consultant hereby warrants that he has not been debarred or convicted of a crime which could lead to debarment under Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended by the Generic Drug Enforcement Act of 1992.  Consultant hereby warrants that he has not and will not utilize the services of any individual or legal entity relating to this Agreement that has been debarred or convicted of a crime which could lead to debarment.  Consultant further warrants that he is not an excluded individual or entity listed on the “List of Excluded Individuals/Entities” maintained by the United States Department of Health and Human Services Office of Inspector General.  In the event that Consultant becomes debarred or excluded, or receives notice of action or threat of action with respect to debarment or exclusion, Consultant shall notify Company immediately.

3.                                      CONFIDENTIALITY

(a)                                 For the purposes of this Agreement, “Confidential Information” means, information related to the Company’s Services to be provided hereunder and GTx Technology, as well as the Company’s financial condition and expectations, sales and expected sales, workforce and workforce needs, compensation arrangements, business and marketing plans and ideas, business relationships and affiliations, contemplated and existing contracts, business practices, present operations and intended future operations, pharmaceutical compounds, compositions, formulations, methods, processes, clinical trials, and products and product candidates for the treatment, prevention, or detection of human diseases, including small molecules that target androgen, estrogen, or other hormonal receptors for purposes of treating, diagnosing, or imaging humans in health and diseases, and includes all intellectual property, inventions, methods, applications, processes, techniques, samples, materials, drawings, concepts, discoveries, improvements, designs, whether or not patentable, but specifically including patents and

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patent applications in the United States or any foreign country, and any trade secrets, know-how, results or conclusions, and all business, financial, compliance, regulatory, contracting, and other information, procedures, technology and data relating or otherwise pertaining thereto regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic, or other form.  Confidential Information also includes any Work Product (defined further below) developed by Consultant for Company.

(b)                                 Confidential Information shall not include material or information which is: (i) already in the public domain at time of disclosure hereunder; (ii) rightfully received by Consultant from a third party without any obligation of confidentiality with Company; or (iii) already known prior to or independently developed by Consultant after the Effective Date hereof which were not a part of Consultant’s knowledge while employed by the Company and are free of any obligations of confidentiality, as evidenced by his written records.  Consultant may disclose Confidential Information that must be disclosed pursuant to a valid order of a court of competent jurisdiction or duly authorized regulatory agency, or as otherwise required by applicable law or regulation, provided that Consultant shall, as soon as practicable but prior to such disclosure, give Company notice and reasonable assistance to allow Company the opportunity to contest such order or request.  In addition, Consultant shall maintain and make available to Company a record and copies of any such Confidential Information so disclosed.

(c)                                  Consultant will not, unless Consultant first obtains Company’s express written consent, either (i) use Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company, or (ii) disclose Confidential Information to any third party.  Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

(d)                                 Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence, if any, and that Consultant will not bring onto the premises of Company or otherwise disclose to Company any unpublished document or proprietary information belonging to such other employer, person or entity unless consented to in writing by such employer, person or entity.

(e)                                  Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees that Consultant owes Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.

(f)                                   Upon Company’s request or upon termination of this Agreement (whichever occurs first), Consultant shall immediately cease all use of the Confidential Information and return to Company or, at Company’s option, destroy all materials and documentation consisting of or relating to the Confidential Information and certify to Company in writing such return or destruction.

(g)                                  For so long as the Agreement remains in effect and for a period of ten (10) years following its expiration or early termination, Consultant’s obligations of confidence, non-disclosure, and non-use hereunder shall continue and survive with respect to Confidential Information received or generated while the Agreement was in effect.

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4.                                      OWNERSHIP

Consultant agrees that all deliverables, materials, notes, records, drawings, designs, inventions, improvements, developments, discoveries, trade secrets or other intellectual property (collectively, “Work Product”) conceived, discovered, developed, delivered or reduced to practice by Consultant, solely or in collaboration with others, in the performance of the Services under this Agreement are the sole property of the Company free of any obligations or consideration beyond that provided for by this Agreement.  In addition, any Work Product which constitutes copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act.  Consultant further agrees to assign (or to cause to be assigned) and does hereby assign fully to the Company all such Work Product and any copyrights, patents, or other intellectual property rights relating thereto. Consultant agrees to execute documents and take such actions reasonably requested by GTx to vest and perfect Company’s interest in the Work Product.  Consultant represents that Consultant has full power and authority to perform each of the provisions under this Section.  Consultant agrees to execute documents and take such actions reasonably requested by GTx to vest and perfect Company’s interest in the Work Product.

5.                                      CONFLICTING OBLIGATIONS

(a)                                 Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

(b)                                 In view of Consultant’s access to the Company’s confidential information, trade secrets and proprietary know-how and in consideration of Company retaining Consultant to provide Services hereunder, Consultant agrees that Consultant will not, without Company’s prior written consent, develop or design technology identical or substantially similar to GTx Technology for any third party in the pharmaceutical or biotechnology industry or as the Confidential Information for any such third party in the pharmaceutical or biotechnology industry at any time during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement.  Consultant acknowledges that the obligations in this Section are in addition to Consultant’s nondisclosure obligations under Section 3 hereof.

(c)                                  Non-competition.  Under Consultant’s previous Amended & Restated Employment Agreement with Company dated February14, 2013 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit C, and his Agreement on Condition of Employment dated February 28, 2013 (the “Agreement on Condition of Employment”), a copy of which is attached as Exhibit D (collectively, the “Prior Non-Competition Agreements”), Consultant agreed to refrain from entering into any competing business involving a “Competing Product” (as defined in the Employment Agreement) or “Conflicting Product” (as defined in the Agreement on Condition of Employment) for a period of two years following termination of his employment with the Company.  Notwithstanding the provisions of the Prior Non-Competition Agreements, including Section 8.4 of the Employment Agreement, Company and Consultant hereby agree that Consultant will continue to be bound by the terms of those non-compete provisions contained in the Prior Non-Competition Agreements, subject to the amendment of the term “Competing Product” or “Conflicting Product”, as the case may be, as herein provided, for a period commencing upon the execution of the Prior Non-Competition Agreements until the later of (i) two years from the date of termination of Consultant’s employment with the Company or (ii)  one (1) year from the date of termination of this Agreement. The definition of “Competing Product” or “Conflicting Product”, as the case may be, as set forth in the Prior Non-Competition Agreements, is hereby amended as follows:

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“Competing Product” or “Conflicting Product” means any pharmaceutical or other compound, composition, formulation, method, process, product or material that is competitive with any product of the Employer that is or pertains to the GTx Technology(as defined in the Consulting Agreement executed between the parties with an effective date of September 1, 2014 (the “Consulting Agreement”)), which was under development, manufacture, distribution or commercialization at any time from and after January 1, 2005 (the effective date of the Employee’s initial employment agreement with the Employer) through the date of termination of the Consulting Agreement.”

In consideration for Company agreeing to narrow hereunder the previous definitions of Competing Product and Conflicting Product contained in the Prior Non-Competition  Agreements, Consultant and Company hereby agree that the period of time for which the non-competition provisions contained in the Prior Non-Competition Agreements, as hereby amended, will remain in effect for the period commencing upon the execution of the Prior Non-Competition Agreements until the later of (i) two years from the date of termination of Consultant’s employment with the Company or (ii) one year following the termination of this Agreement. Company agrees that Consultant will continue to have the right to conduct academic research in the areas pertaining to GTx Technology during the term hereof and for the period of non-competition thereafter, as long as such research is restricted to academic research only and is not for the purpose of commercializing any product which would fall within the definition of Competing Product or Conflicting Product in the Prior Non-Competition Agreements. Any academic research pertaining to GTx Technology that is to be funded by governmental research grants or third party grants or loans will require Company’s prior written approval if the terms of the grant or loans will provide any government or third party rights in the technology for which the grant or loan is sought.

6.                                      TERM AND TERMINATION

(a)                                 Term.  This Agreement will commence on the September 1, 2014 and will continue for a period of one (1) year, unless terminated for cause in accordance with this Section.  Thereafter, the term of this Agreement (the “Term”) shall continue until termination by one or both of the parties.

(b)                                 For cause termination.  Either party may terminate this Agreement immediately upon written notice if the other party is in breach of any material provision of this Agreement or the Prior Non-Competition Agreements.  In Company’s sole discretion, it may offer notice and an opportunity to cure such breach to Consultant. Upon receipt or provision of notice of termination, Consultant shall use reasonable efforts to avoid incurring additional costs and expenses relating to this Agreement during the closeout or winding down period.  In the event of a for cause termination, Consultant shall receive no payments for periods following the effective date of such termination.

(c)                                  Not for cause termination.  At any time on or after September 1, 2015, either party may terminate the Agreement by providing not less than thirty (30) days prior written notice to the other party that the Agreement is being terminated.  Consultant shall receive no payments for periods following the effective date of such termination.

(d)                                 Upon such termination all rights and duties of the parties toward each other shall cease except:

(i)                                     That the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for unpaid Services and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and

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(ii)                                  Sections 3 (Confidentiality), 4 (Ownership), 5 (Conflicting Obligations), 6 (Term and Termination), 7 (Warranties), 8 (Indemnification) and 10 (Independent Contractor) shall survive termination of this Agreement.

7.                                      WARRANTIES

Consultant warrants that the Services shall be performed in a timely and good, workmanlike manner in accordance with the standards of Consultant’s profession and such other accepted standards as may be applicable to any Work Product of its kind delivered to Company hereunder, and all Work Product will be free of material errors and deficiencies, not infringe upon the rights of any third party, and comply with applicable laws.  Notwithstanding the foregoing, Consultant is not responsible for any information provided by Company for inclusion in Work Product.

8.                                      TAXES

Consultant shall be responsible for paying all income-related taxes arising from compensation paid under this Agreement.

9.                                      INDEMNIFICATION

Consultant shall indemnify and hold harmless Company, its directors, officers, employees and agents from and against any suits, claims, losses, demands, liabilities, damages, costs and expenses (including court costs and reasonable attorneys fees) (“Liability”) in connection with any suit, demand or action by any third party to the extent arising out of or resulting from (a) any breach by Consultant of his representations, warranties or obligations set forth in this Agreement, (b) Consultant’s failure to comply with applicable laws and regulations, (c) negligence or willful misconduct by Consultant or his agents, or (d) claims that any Work Product infringes the intellectual property rights of a third party, except to the extent that such Liability results directly from materials or content provided by Company.

10.                               ASSIGNMENT

Neither this Agreement nor any right or intent hereunder may be assigned or transferred by Consultant without the express written consent of the Company.  Company may assign this Agreement by operation of law or otherwise to an affiliate or pursuant to a merger, sale of all or substantially all of the assets of Company or a stock transfer or other company reorganization without the consent of Consultant.

11.                               INDEPENDENT CONTRACTOR

Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor.  Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.

12.                               BENEFITS

Consultant acknowledges and agrees, and it is the intent of the parties hereto, that Consultant receives no benefits from the Company, either as an independent contractor or employee.  If Consultant is reclassified by a state or federal agency or court as an employee for tax or other purposes, Consultant will become a non-benefit employee and will receive no benefits from the Company, except those mandated by state or

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federal law, even if by the terms of the benefit plans or programs of the Company in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

13.                               GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Tennessee. The parties hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of, and venue of, the state and federal courts sitting in the State of Tennessee.

14.                               ENTIRE AGREEMENT

This Agreement, together with exhibits hereto, is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof.  If any provisions of an exhibit are in direct conflict with this Agreement, the terms of this Agreement shall govern the specific issue.  Notwithstanding the first sentence of this Section, this Agreement shall not supersede any Confidentiality Agreement entered into by the parties with respect to any information not specifically subject to this Agreement.

15.                               GENERAL

(a)                                 Insider Trading.  Consultant acknowledges that he may receive material, non-public information about Company and its business in the course of providing the Services and that the United States securities laws prohibit trading in Company’s securities on the basis of such information.

(b)                                 The heading and captions are for convenience only and do not form part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof.

(c)                                  The exhibits of this Agreement may be changed and updated by written agreement of both parties hereto from time to time.

(d)                                 This Agreement may not be altered, amended or modified, except by formal agreement in writing signed by duly authorized representatives of both parties.

(e)                                  Neither party shall, by mere lapse of time, without giving notice thereof, be deemed to have waived any breach by the other party of any terms or provisions of this Agreement.  The waiver by either party of any such breach shall not be construed as a waiver of subsequent breaches or as a continuing waiver of such breach.

(f)                                   In the event that any provision contained in this Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any jurisdiction where enforcement is sought, such invalidity or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

(g)                                  Any notice required or permitted to be given hereunder by either party shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service (with delivery confirmation), or three days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

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If to Consultant:

James T. Dalton, Ph.D

9896 Rue Bienville Place

Lakeland, Tennessee 38002

If to Company:

Henry P. Doggrell

Vice President, Chief Legal Counsel

GTx, Inc.

175 Toyota Plaza, 7th Floor

Memphis, TN, 38103

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.  The parties may execute this Agreement by exchange of facsimile, including electronically scanned (i.e., PDF), copies provided that (i) a complete copy of this Agreement (not just the signature page) shall be exchanged with each transmission and (ii) all signatures shall appear on the same signature page.  Once signed by all parties, this Agreement shall become effective and binding and such complete facsimile copy shall be treated the same as an original.

GTx, Inc.	James T. Dalton, Ph.D

/s/ Henry P. Doggrell	/s/ James T. Dalton
(Signature)	(Signature)

Henry P. Doggrell	James T. Dalton
Printed Name	Printed Name

Chief Legal Officer
Title

June 9, 2014	June 3, 2014
(Date)	(Date)

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Exhibit A

GTx Travel Expense Reimbursement Policy

for Consultants and Vendors of GTx

Reasonable travel expenses for a rental car, use of a Vendor’s/Consultant’s car, air travel, meals, lodging, parking fees and taxi fares incurred by a Vendor/Consultant providing services for GTx pursuant to a written contract with GTx will be reimbursed by GTx as set forth below.  Any exceptions to this policy must be pre-approved in writing by GTx.

1.              Mileage Allowance

Mileage allowance will be reimbursed at the prevailing mileage rate set by the United States Internal Revenue Service (IRS).

2.              Tolls and Parking Charges

All tolls and parking charges will be reimbursed, except as follows: if a Vendor/Consultant chooses to rent a car and drive to a destination rather than fly, then parking charges incurred for parking the Vendor’s car will not be reimbursed.

3.              Rental Cars

When use of a rental car is necessary only charges for an economy or mid-size car will be reimbursed.  GTx will not provide reimbursement for car rental insurance for travel within the United States.  GTx will provide reimbursement for car rental insurance for travel outside the United States.  Refueling costs charged by the rental agency are not reimbursed by GTx.

4.              Flights, Hotel and Meals

GTx will provide reimbursement for air travel for coach class only.  When possible, air travel should be reserved at least fourteen (14) days in advance to take advantage of discount fares.  Any exceptions must be pre-approved in writing by GTx.  Air travel receipts should include the travel agency itinerary, paper copy airline ticket, or E-ticket receipt.

GTx will provide hotel reimbursement for the cost of single occupancy / standard room at a reasonably priced hotel for the geographic area where services are to be provided.

GTx provides reimbursement for the actual cost of meals up to Fifty Dollars ($50.00) per meal, but subject to a maximum of Seventy-Five Dollars ($75.00) per day.

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Exhibit A
GTx, Inc. Vendor Travel Expense Reimbursement Policy

The travel expenses for a rental car, use of a personal car of vendor, air travel, meals, lodging, parking fees and taxi fares incurred by a vendor providing services for GTx pursuant to a written contract with GTx where such travel is requested by GTx will be reimbursed by GTx as set forth below. Any exceptions to this policy must be pre-approved in writing by GTx.

1.                                      Rental Cars

When use of a rental car is necessary, only the cost for an economy or mid-size car will be reimbursed. GTx will also provide reimbursement for rental car fueling costs. Refueling costs charged by the rental agency, however, are not reimbursed by GTx.

2.                                      Use of Vendor Car

When the car of a vendor is utilized in GTx business, GTx will provide reimbursement on a per mile/kilometer basis based upon the prevailing rate set by the applicable country in which the vendor/consultant resides. If no prevailing rate is available in that country, the United States Internal Revenue Service (IRS) prevailing rate per mile will be used. GTx assumes no responsibility beyond providing mileage reimbursement; it is the vendor’s responsibility to conduct repair and maintenance and to protect against damage and legal liability in such form and amount as vendor deems adequate.

3.                                      Taxi, Parking and Toll Charges

All reasonable charges for taxis, parking and tolls will be reimbursed.

4.                                      Flights, Hotel and Meals

Flights and airfares must be approved by GTx in advance. GTx will provide reimbursement for air travel for coach class; however, for flights with a duration time of more than five (5) hours, GTx will provide reimbursement for business class. When possible, air travel should be reserved at least fourteen (14) days in advance to take advantage of discount fares. Air travel receipts should include the travel agency itinerary, paper copy airline ticket, or E-ticket receipt.

GTx will provide hotel reimbursement for the cost of single occupancy / standard room at a reasonably priced hotel for the geographic area where services are being provided.

GTx provides reimbursement for the actual cost of meals up to the equivalent of Fifty USD ($50.00) per meal, but subject to a maximum of Seventy-Five USD ($75.00) per day.

5.                                      Receipts

Original receipts or supporting documentation deemed sufficient by GTx must be provided to GTx prior to approved expenses being reimbursed to the vendor.

Exhibit B

GTx, Inc.
Personnel Grant Status	ID: 62-1715807	File:	Optstmt
	175 Toyota Plaza, 7th Floor	Date:	4/30/2014
	Memphis, TN 38103	Time:	4:11:43PM

AS OF 4/30/2014

James Dalton
9896 Rue Bienville Place
Lakeland, TN United States 38002

A W A R D S

	Grant										Next Deferral
Number	Date	Plan	Type	Granted	Price	Released	Vested	Cancelled	Unvested	Deferred	Release Date
RS00006	10/1/2013	2013	RSU	100,000	$0.0000	0	0	0	100,000	0
				100,000		0	0	0	100,000	0

S T O C K  O P T I O N S

	Grant
Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
0000053	1/20/2005	2002	NQ	34,000	$13.0700	17,000	34,000	0	0	17,000	17,000
0000054	1/20/2005	2002	NQ	16,000	$13.0700	0	16,000	0	0	16,000	16,000
0000055	5/19/2005	2002	NQ	25,000	$9.7100	0	25,000	0	0	25,000	25,000
00000862	1/1/2012	2004	NQ	35,000	$3.3600	0	14,000	0	21,000	35,000	14,000
0000223	1/1/2006	2002	NQ	20,000	$7.5600	0	20,000	0	0	20,000	20,000
0000292	1/1/2007	2000	NQ	500	$17.8400	0	500	0	0	500	500
0000293	1/1/2007	2002	NQ	6,600	$17.8400	0	6,600	0	0	6,600	6,600
0000294	1/1/2007	2004	NQ	17,900	$17.8400	0	17,900	0	0	17,900	17,900
0000379	1/1/2008	2004	NQ	25,000	$14.3500	0	25,000	0	0	25,000	25,000
0000508	1/1/2009	2004	NQ	25,000	$16.8400	0	25,000	0	0	25,000	25,000
0000633	1/1/2010	2004	NQ	35,000	$4.2000	0	28,000	0	7,000	35,000	28,000
0000775	1/1/2011	2004	NQ	50,000	$2.6500	20,000	30,000	0	20,000	30,000	10,000
0000939	1/1/2013	2004	NQ	55,000	$4.2000	0	11,000	0	44,000	55,000	11,000
0001035	10/1/2013	2013	NQ	100,000	$1.8800	0	0	0	100,000	100,000	0
				445,000		37,000	253,000	0	192,000	408,000	216,000

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Exhibit C

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of February 14, 2013 (the “Effective Date”) by and between GTx, Inc., located at 175 Toyota Plaza, 7th Floor, Memphis, Tennessee 38103 (the “Employer”), and JAMES T. DALTON (the “Employee”), residing at 9896 Rue Bienville Place, Lakeland, TN 38002.

WHEREAS, Employee was previously a tenured professor of The Ohio State University (“OSU”) and an employee of the Employer; and

WHEREAS, the Employee was providing services to the Employer under the terms of an Amended and Restated Employment Agreement that was effective as of November 10, 2008 (the “Prior Employment Agreement”); and

WHEREAS, the Employer and the Employee wish to amend and restate the Prior Employment Agreement as set forth herein; and

WHEREAS, during the course of the Employee’s employment with the Employer, the Employer will train and continue to train the Employee and to impart to the Employee proprietary, confidential, and/or trade secret information, data and/or materials of the Employer; and

WHEREAS, the Employer has a vital interest in maintaining its confidential information and trade secrets, as well as rights to inventions, since doing so allows the Employer to compete fairly and enhances the value of the Employer to shareholders and job security for employees; and

WHEREAS, the Employer desires to retain the services of the Employee and the Employee is willing to be employed and continue to be employed with the Employer upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the employment and continued employment of the Employee in accordance with the terms and conditions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

1.                                      DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Agreement” has the meaning set forth in first paragraph of this Agreement.

“Basic Compensation” means Salary and Benefits.

“Benefits” has the meaning stated in Section 3.1(b) of this Agreement.

“Board of Directors” means the Board of Directors of the Employer.

“CEO” has the meaning set forth in Section 2.2.

“Change of Control” means any of the following events: (a) the sale or other disposition of all or substantially all of the assets of the Employer in a single transaction or in a series of transactions (including, without limitation, any liquidation or dissolution of the Employer); (b) any Person or group becomes the beneficial owner, directly, or indirectly, of securities of the Employer representing more than fifty percent (50%) of the combined voting power of the Employer’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction (for such purposes, “voting stock” shall mean the capital stock of the Employer of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors (or Persons performing similar functions) of the Employer); (c) a merger or consolidation of the Employer with or into any other entity, if immediately after giving effect to such transaction more than fifty percent (50%) of the issued and outstanding voting stock of the surviving entity of such transaction is held by Persons who were not holders (taking into account their individual and affiliated holdings) as of the Effective Date of at least fifty percent (50%) of the voting stock of the Employer; or (d) individuals who, on the Effective Date, are members of the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board of Directors; provided, however, that if the appointment or election (or nomination for election) of any new member of the Board of Directors was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board.  A Change of Control shall not include: (1) any transfer or issuance of stock of the Employer to one or more of the Employer’s lenders (or to any agents or representatives thereof) in exchange for debt of the Employer owed to any such lenders; (2) any transfer of stock of the Employer to or by any Person or entity, including but not limited to one or more of the Employer’s lenders (or to any agents or representatives thereof), pursuant to the terms of any pledge of said stock as collateral for any loans or financial accommodations to the Employer and/or its subsidiaries; (3) any transfer or issuance to any Person or entity, including but not limited to one or more of the Employer’s lenders (or to any agents or representatives thereof), in connection with the workout or restructuring of the Employer’s debts to any one of the Employer’s lenders, including but not limited to the issuance of new stock in exchange for any equity contribution to the Employer in connection with the workout or restructuring of such debt; (4) any transfer of stock by a stockholder of the Employer which is a partnership or corporation to the partners or stockholders in such stockholder or any transfer of stock by a stockholder of the Employer to an entity affiliated with such stockholder or the immediate family of such stockholder or a trust or similar entity for the benefit of such family members; or (5) any transfer or issuance of stock in connection with an offering of the Employer’s stock in a registered public transaction not involving a transaction described in Rule 145, promulgated under the Securities Act of 1933, as amended, provided that the Employer’s officers and Board of Directors shall not materially change as a result thereof.

“Change of Control Termination” means (i) a Termination Without Cause of the Employee’s employment by the Employer (other than for death or disability) within twelve (12) months after a Change of Control or (ii) the Employee’s resignation for Good Reason within twelve (12) months after a Change of Control.

“Competing Business” means any individual or entity, other than the Employer, that is engaging in, or proposes to engage in, the development, manufacture, distribution or sale of a Competing Product in North America, South America, Europe and Eastern Europe, and in the countries of Russia, Australia, Japan, China, Taiwan, South Korea and India; provided, however, that an entity that develops, manufactures, distributes or sells a Competing Product in a separate business unit than the business unit in which the Employee is then employed shall not be deemed a Competing Business unless the Employee provides Confidential Information and/or Proprietary Information to the business unit that is engaging in or proposes to engage in the development, manufacture, distribution or sale of a Competing Product.

“Competing Product” means any pharmaceutical or other compound, composition, formulation, method, process, product or material that is competitive with any product of the Employer under development, manufacture, distribution or commercialization at any time from and after January 1, 2005 (the effective date of the Employee’s initial employment agreement with the Employer) through the date of termination of the Employee’s employment, including, without limitation, small molecules that target androgen, estrogen, glucocorticoid, and/or other hormone receptors for purposes of treating, diagnosing, or imaging humans in health and disease, including treating cancer, osteoporosis and bone loss and muscle loss.

“Confidential Information and/or Proprietary Information” means any and all:

(a)                                 information disclosed to the Employee or known by the Employee as a consequence of, or through, the Employee’s employment with the Employer since his initial date of employment on January 1, 2005 or pursuant to the Employee’s prior relationship with the Employer either through his employment with OSU or under the Consulting Agreement (including information conceived, originated, discovered, or developed in whole or in part by the Employee), not generally known in the relevant trade or industry, about the Employer’s business, products, processes, and services; and trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, research, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information); and any other information, however documented, that is a trade secret within the meaning of Tenn. Code §39-14-138 or any other applicable law; and

(b)                                 information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(c)                                  intellectual property, inventions, methods, processes, techniques, computer programs, devices, products, services, compounds, gene therapy products, pharmaceuticals, substances, vectors, enzymes, genes, concepts, discoveries, improvements, and designs, whether or not patentable in the United States or foreign countries, any trade secrets, information, procedures, technologies, data, results, conclusions, know-how or show-how and business information; and

(d)                                 notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

“Delayed Initial Payment Date” has the meaning stated in Section 9.2 of this Agreement.

“Effective Date” means the date stated in the first paragraph of this Agreement.

“Employee” has the meaning stated in the first paragraph of this Agreement.

“Employee Invention” means any idea, invention, technique, modification, process, improvement (whether patentable or not), industrial design (whether registerable or not), work of authorship (whether or not copyright protection may be obtained for it), design, copyrightable work, discovery, trademark, copyright, trade secret, formula, device, method, compound, gene, prodrug, pharmaceutical, structure, product concept, marketing plan, strategy, customer list, technique, blueprint, sketch, record, note, drawing, know-how, data, patent application, continuation application, continuation-in-part application, file wrapper continuation application or divisional application, created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employee’s employment, or a period that includes a portion of the Employee’s employment, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Employee, either solely or in conjunction with  others, following termination of the Employee’s employment with the Employer, that is based upon or uses Confidential Information and/or Proprietary Information.

“Employer” means GTx, Inc., its successors and assigns, and any of its current or future subsidiaries, or organizations controlled by, controlling, or under common control with it.

“Expenses” has the meaning stated in Section 4.1 of this Agreement.

“Good Reason” for termination means that the Employee voluntarily resigns from all positions he then holds with the Employer if and only if:

(a)                                 one of the following actions have been taken without the Employee’s express written consent:

(i)                                     following a Change of Control, an adverse change in the Employee’s authority, duties or responsibilities (including reporting responsibilities) which, without the Employee’s consent, represents a material reduction in or a material demotion of the Employee’s authority, duties or responsibilities as in effect immediately prior to a Change of Control or the assignment to the Employee of any duties or responsibilities which are materially inconsistent with and materially adverse to such authority, duties or responsibilities;

(ii)                                  following a Change of Control, a material reduction in the then current Salary of the Employee;

(iii)                               following a Change of Control, the relocation of the Employer’s principal employee offices to a location that increases the Employee’s one-way commute by more than twenty (20) miles;

(iv)                              the failure of the Employer to obtain an agreement reasonably satisfactory to the Employee from any successor or assign of the Employer upon a Change of Control to assume and agree to perform this Agreement in all material respects following the Change of Control; or

(v)                                 the Employer materially breaches its obligations under this Agreement or any other then-effective agreement with the Employee (including any agreement or arrangement providing for incentive compensation or employee benefits, including the Benefits provided in this Agreement).

(b)                                 the Employee provides written notice to the Board of Directors within the thirty (30) day period immediately following such action; and

(c)                                  such action is not remedied by the Employer within thirty (30) days following the Employer’s receipt of such written notice; and

(d)                                 the Employee’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30)-day cure period.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Proprietary Items” means any Proprietary and/or Confidential Information embodied in any document, record, recording, electronic media, formulae, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form.

“Release” means a general release of claims in favor of the Employer, in a form acceptable to the Employer, which shall specifically relate to all of the Employee’s rights and claims in existence at the time of such execution and shall confirm the Employee’s continuing obligations to the Employer (including but not limited to obligations under Section 7 and Section 8 of this Agreement, the Agreement on Condition of Employment and any other confidentiality and/or non-competition agreement with the Employer).

“Salary” has the meaning stated in Section 3.1(a) of this Agreement.

“Section 409A” has the meaning stated in Section 9.2 of this Agreement.

“Termination Date” has the meaning stated in Section 6.1 of this Agreement.

“Termination With Cause” means the termination of the Employee’s employment by act of the Board of Directors for any of the following reasons, any of which shall constitute “Cause” for purposes of this Agreement:

(a)                                 the Employee’s conviction of a felony;

(b)                                 the Employee’s theft, embezzlement, misappropriation of or intentional infliction of material damage to the Employer’s property or business opportunities;

(c)                                  the Employee’s breach of the provisions contained in Section 7 or Section 8 of this Agreement or the provisions in the Agreement on Condition of Employment regarding confidentiality, non-competition or non-solicitation; or

(d)                                 the Employee’s ongoing willful neglect of or failure to perform his duties hereunder or his ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the CEO that is not inconsistent with the description of the Employee’s duties set forth in Section 2.3, if such willful neglect or failure is materially damaging or materially detrimental to the business and operations of the Employer; provided that, if curable, the Employee shall have received written notice of such neglect or failure and shall have continued to engage in such neglect or failure after 30 days following receipt of such notice from the CEO, which notice specifically identifies the manner in which the CEO believes that the Employee has engaged in such neglect or failure.  For purposes of this subsection, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith, and without reasonable belief that such action or omission was in the best interest of the Employer.

“Termination Without Cause” means the termination of the Employee’s employment by the Employer for any reason other than (i) Termination With Cause, or (ii) a termination by the Employer due to the Employee’s death or disability.

2.                                      EMPLOYMENT TERMS AND DUTIES

2.1                               Employment

The Employer hereby continues the employment of the Employee, and the Employee hereby accepts continued employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2                               Term

Either the Employee or the Employer may terminate this Agreement and the Employee’s employment and compensation with or without Cause or notice, at any time, at either the Employer’s or the Employee’s option.  No officer or manager of the Employer has the authority to enter into any other agreement for employment for a specified period of time, or to modify or to make any agreement contrary to the foregoing, except by written amendment to this Agreement, dated and signed by the Chief Executive Officer (“CEO”) or the President of the Employer.

2.3                               Duties

The Employee will continue to have such duties as are assigned or delegated to the Employee by the Board of Directors, the CEO or the President and will initially serve as Vice President, Chief Scientific Officer for the Employer.  The Employee will devote his full time, attention, skill and energy to the business of the Employer, will use his best efforts to promote the success of the Employer’s business, and will cooperate fully with the Board of Directors, the CEO and the President in the advancement of the best interest of the Employer.  The Employee agrees to abide by all bylaws, policies, practices, procedures or rules of the Employer.  The Employee may be reassigned or transferred to another management position, as designated by the Board of Directors, the CEO or the President, which may or may not provide the same level of responsibility as the initial assignment, in accordance with the terms and conditions of this Agreement.

3.                                      COMPENSATION

3.1                               Basic Compensation

(a)                                 Salary.  As of the Effective Date, the Employee will be paid for each of the twenty-six pay periods during the calendar year approximately $16,560, which is the equivalent of $430,560 per calendar year (the “Salary”), subject to review and adjustment from time to time by the CEO in his sole discretion.

(b)                                 Benefits.  The Employee will, during his employment with the Employer, be permitted to participate in such life insurance, hospitalization, major medical, short term disability, long term disability, 401(k) plan and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans (collectively, the “Benefits”).  All matters of eligibility for coverage or benefits under any such plan shall be determined in accordance with the provisions of such plan.  The Employer reserves the right to change, alter, or terminate any such plan, in its sole discretion, subject to the terms of such plan.

(c)                                  The Employer may withhold from the Salary or Benefits payable to the Employee all federal, state, local, and other taxes and other amounts as permitted or required pursuant to law, rules or regulations.

4.                                      FACILITIES AND EXPENSES

4.1                               General

The Employer will furnish the Employee office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Employee’s duties under this Agreement, including sufficient capital equipment as determined by the CEO to support the needs of a preclinical research & development department.  The Employer will pay on behalf of the Employee (or reimburse the Employee for) reasonable expenses incurred by the Employee at the request of, or on behalf of, the Employer in the performance of the Employee’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by the Employee in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses (the “Expenses”).  To the extent that any reimbursements payable or in-kind benefits provided pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any such reimbursements payable pursuant to this Agreement shall be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, and the right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.  The Employee must file expense reports with respect to such expenses in accordance with the Employer’s policies.

5.                                      VACATIONS AND HOLIDAYS

The Employee will be eligible to accrue paid vacation each calendar year in accordance with the vacation policies of the Employer in effect from time to time.  Under such policies of the Employer as of the Effective Date, the Employee is eligible to accrue up to four (4) weeks of paid vacation each calendar year.  Vacation must be taken by the Employee at such time or times during the calendar year as approved by the CEO or President.  Additionally, the Employee will be entitled to the paid holidays set forth in the Employer’s policies.  Any accrued vacation days and holidays that are not used by the Employee by the end of the calendar year in which they were accrued will be lost and may not be used in any subsequent calendar year; provided, however, that upon termination of the Employee’s employment, the Employee will be paid the equivalent compensation attributable to any accrued vacation days which were accrued during the calendar year in which such termination occurs and are not otherwise used by the Employee as of the date of such termination.

6.                                      TERMINATION

6.1                               At-Will Employment.  The Employee’s employment is at-will, which means that either the Employee or the Employer may terminate this Employment Agreement (with the exception of the provisions of Sections 7 and 8 which shall survive termination of this Agreement and the Employee’s employment) with or without Cause or notice, at any time at either the Employee’s or the Employer’s option.  Except as otherwise specifically set forth herein, or as provided in any plan documents governing any compensatory equity awards that have been or may be granted to the Employee from time to time in the sole discretion of the Employer or an affiliate, upon termination of the Employee’s employment the Employer shall be released from any and all further obligations under this Agreement, except the Employer shall be obligated to pay the Employee his accrued but unpaid Basic Compensation and Expenses owing to the Employee through the day on which the Employee’s employment is terminated (the

“Termination Date”).  The Employee’s obligations under Sections 7 and 8 shall continue pursuant to the terms and conditions of this Agreement.

6.2                               Termination Upon Death.  The employment of the Employee shall terminate on the date of the Employee’s death, in which event the Employee’s accrued but unpaid Basic Compensation and Expenses, owing to the Employee through the date of the Employee’s death, shall be paid to his estate.  The Employee’s estate will not be entitled to any other compensation under this Agreement.

6.3                               Termination Related to a Change of Control.  As additional consideration for the covenants in Section 7 and Section 8, in the event of a Change of Control Termination, and provided that the Employee signs and allows to become effective a Release within the time period provided therein (but not later than the 60th day following the Termination Date, such latest permitted effective date is the “Release Deadline” for purposes of this Agreement), then subject to Section 9.2:

(a)                                 The Employee shall receive as severance one (1) year of his Salary, payable in accordance with the Employer’s then current payroll schedule over the one (1) year period following the Termination Date, less deductions required by law; provided, however, that if the Employee terminates his employment on account of a material reduction in his Salary, as provided in paragraph (a)(ii) of the definition of Good Reason, the amount of such severance shall be based on the Employee’s Salary immediately prior to such reduction.  Notwithstanding the foregoing payment schedule, no severance will be paid prior to the effective date of the Release.  Subject to Section 9.2, on the first regular payroll pay day following the effective date of the Release, the Employer will pay the Employee the severance that the Employee would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the severance being paid as originally scheduled.

(b)                                 If the Employee timely elects group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Employer will pay the Employee’s monthly COBRA premiums (including the cost of eligible dependent coverage, if any) through the earliest of the following (the “COBRA Payment Period”): (i) for twelve (12) months following the Termination Date; (ii) the date that the Employee becomes eligible for group health insurance coverage through a new employer; or (iii) the date that the Employee is no longer eligible for COBRA coverage.  Notwithstanding the foregoing, if at any time the Employer determines, in its sole discretion, that its payment of the Employee’s COBRA premiums would result in a violation of applicable law (including, without limitation, Section 105(h)(2) of the Code and Section 2716 of the Public Health Service Act), then in lieu of paying such COBRA premiums, the Employer will pay the Employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”); provided, however, that any such Special Severance Payment will be made without regard to the Employee’s payment of COBRA premiums and for purposes of any such Special Severance Payment, the “COBRA Payment Period” will be determined without regard to the expiration of the Employee’s eligibility for continued coverage under COBRA.

7.                                      NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

7.1                               Acknowledgements by the Employee

The Employee acknowledges and agrees that (a) during the course of his employment and as a part of his employment, the Employee will be afforded access to Confidential Information and/or Proprietary Information; (b) public disclosure of such Confidential Information and/or Proprietary Information could have an adverse effect on the Employer and its business; (c) because the Employee possesses substantial technical expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and/or Proprietary Information and to provide the Employer with exclusive ownership of all Employee Inventions.

7.2                               Agreements of the Employee

In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement and otherwise, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee covenants and agrees as follows:

(a)                                 Confidentiality

(i)                                     That all of such Confidential Information and/or Proprietary Information is a unique asset of the business of the Employer, the disclosure of which would be damaging to the Employer.

(ii)                                  That the Employee will not at any time, whether during or after termination or cessation of the Employee’s employment, except as authorized by the Employer and for its benefit, use, divulge or disclose (or enable anyone else to use, divulge or disclose) to any Person, association or entity any Confidential Information and/or Proprietary Information which the Employee presently possesses or which the Employee may obtain during the course of the Employee’s employment with respect to the business, finances, customers or affairs of the Employer or trade secrets, developments, methods or other information and data pertaining to the Employer’s business.  The Employee shall keep strictly confidential all matters and information entrusted to the Employee and shall not use or attempt to use any such Confidential Information and/or Proprietary Information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Employer.

(iii)                               That during the course of this Agreement or at any time after termination, the Employee will keep in strictest confidence and will not disclose or make accessible to any other Person without the prior written consent of the Employer, the Confidential Information and/or Proprietary Information; the Employee agrees: (a) not to use any such Confidential Information and/or Proprietary Information for himself or others; and (b) not to take any such material or reproductions thereof from the Employer’s facilities at any time during his employment except, in each case, as required in connection with the Employee’s duties to the Employer.

(iv)                              The Employee agrees to hold in confidence, and not to distribute or disseminate to any Person or entity for any reason, any Confidential Information and/or Proprietary Information of the Employer under this Agreement, or information relating to experiments or results obtained based on the duties of the Employee, except for information which: (a) is in or which becomes a part of the public domain not as a result of a breach of this Agreement, (b) is information lawfully received from a third party who had the right to disclose such information or (c) is required by legal process before a court of proper jurisdiction (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative domain or other similar process) to disclose all or any part of any Confidential Information and/or Proprietary Information, provided that the Employee will provide the Employer with prompt notice of such request or requirement, as well as notice of the terms and circumstances surrounding such request or requirements, so that the Employer may seek an appropriate protective order or waive compliance with the provisions of this Agreement.  In such case, the parties will consult with each other on the advisability of pursuing any such order or other legal action or available step to resist or narrow such request or requirement.  If, failing the entry of a protective order or the receipt of a waiver hereunder, the Employee is, in the opinion of counsel reasonably acceptable to the Employer, legally compelled to disclose Confidential Information and/or Proprietary Information, the Employee may disclose that portion of such information which counsel advises is necessary to disclose.  The Employee will not oppose any action by the Employer to prevent disclosure pursuant to an appropriate protective order or to request other reliable assurances that confidential treatment will be accorded to the disclosure of such information.

(v)                                 Upon termination of this Agreement by either party or upon written notice by the Employer, the Employee shall promptly redeliver to the Employer, or, if requested by the Employer, promptly destroy all written Confidential Information and/or Proprietary Information and any other written material containing any information included in the Confidential Information and/or Proprietary Information (whether prepared by the Employer, the Employee, or a third party), and will not retain any copies, extracts or other reproductions in whole or in part of such written Confidential Information and/or Proprietary Information (and upon request certify such redelivery or destruction to the Employer in a written instrument reasonably acceptable to the Employer and its counsel).

(vi)                              This Agreement and the terms and conditions recited herein are confidential and non-public, except as may be expressly permitted by the Employer.  The Employee agrees not to disclose the contents of this Agreement to any Person or entity, including, but not limited to the press, other media, any public body, or any competitor of the Employer, except to the Employee’s legal counsel, or as may be required by law.

(vii)                           Any trade secrets of the Employer will be entitled to all of the protections and benefits of State of Tennessee law and any other applicable law.  If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not be to a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information and/or Proprietary Information for purposes of this Agreement.  The Employee hereby waives any requirement that the Employer submits proof of the economic value of any trade secret or posts a bond or other security.

(viii)                        None of the foregoing obligations and restrictions applies to any part of the Confidential Information and/or Proprietary Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

(ix)                              The Employee will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any Proprietary Items.  The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer.  Upon termination of this Agreement by either party, or upon the request of the Employer during the employment of the Employee, the Employee will return to the Employer all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical or electronic embodiment of any of the Proprietary Items.

(x)                                 During the Employee’s employment with the Employer, the Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other Person to whom the Employee has an obligation of confidentiality, and the Employee will not bring onto the premises of the Employer any unpublished documents or any property belonging to any former employer or any other Person to whom the Employee has an obligation of confidentiality unless consented to in writing by that former employer or Person.

(b)                                 Employee Inventions

(i)                                     Each Employee Invention will belong exclusively to the Employer.  The Employee agrees that the Employer shall have sole and exclusive ownership rights in any conception, invention, trade secrets, information, ideas, improvement, substance, know-how, whether or not patentable, arising out of, resulting from, or derivative of:  (1) the work or services of the Employee, or (2) within the scope of the duties of the Employee, or (3) using any materials, compounds, devices, or monies of the Employer.  Any resulting or derivative rights, including patent rights, shall become the exclusive property of the Employer and the Employer shall be entitled to the entire right, title and interest with respect hereto.  The Employee agrees, without additional compensation, to convey, assign the entire right, title, and interest in and to any inventions for the United States and all foreign jurisdictions to the Employer arising out of, resulting from, or derivative of:  (1) the work or services of the Employee, or (2) within the scope of the duties of the Employee, or (3) using any materials, compounds, devices, or monies.

(ii)                                  The Employer shall retain the entire right, title and interest in and to any and all Confidential Information and/or Proprietary Information provided by the Employer to the Employee and to any methods, compounds, improvements, substances, and compositions using or incorporating such Confidential Information and/or Proprietary Information.

(iii)                               The Employee agrees that Confidential Information and/or Proprietary Information provided to the Employee by the Employer shall be used for work purposes only and shall not be used for any other uses, studies, experiments or tests.

(iv)                              The Employee agrees that he will promptly disclose to the Employer, or any Persons designated by the Employer, all the Employee Inventions, made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the employment of the Employee.  The Employee further agrees to assist the Employer in every proper way (but at the Employer’s expense) to obtain and from time to time enforce patents, copyrights or other rights on Employee Inventions in any and all countries, and to that end the Employee will execute all documents necessary: (a) to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights or other analogues protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (b) to defend (including the giving of testimony and rendering any other assistance) any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.  The Employee’s obligation to assist the Employer in obtaining and enforcing patents and copyrights for Employee Inventions in any and all countries shall continue beyond and after the termination of the Employee.

(v)                                 Any copyrightable work whether published or unpublished created by the Employee in connection with or during the performance of services below shall be considered a work made for hire, to the fullest extent permitted by law and all right, title and interest therein, including the worldwide copyrights, shall be the property of the Employer as the employer and party specially commissioning such work.  In the event that any such copyrightable work or portion thereof shall not be legally qualified as a work made for hire, or shall subsequently be so held, the Employee agrees to properly convey to the Employer, without additional compensation, the entire right, title and interest in and to such work or portion thereof, including but not limited to the worldwide copyrights, extensions of such copyrights, and renewal copyrights therein, and further including all rights to reproduce the copyrighted work in copies or phonorecords, to prepare derivative works based on the copyrighted work, to distribute copies of the copyrighted work, to perform the copyrighted work  publicly, to display the copyrighted work publicly, and to register the claim of copyright therein and to execute any and all documents with respect hereto.

(vi)                              The Employee may not publish or disclose any Confidential Information and/or Proprietary Information relating to, arising from, derivative of, or as a result of his employment pursuant to this Agreement, including but not limited to: information, improvements, results, experiments, data, or methods that makes reference to any of the Confidential Information and/or Proprietary Information.  Any work performed under, or arising from, or a result of his employment with the Employer shall not be published or disclosed in written, electronic, or oral form without the express written permission of the Employer.

7.3                               Disputes or Controversies

The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information and/or Proprietary Information may be jeopardized.  All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

7.4                               Agreement on Condition of Employment

As a condition of employment, the Employee agrees to execute and abide by the Employer’s current form of Agreement on Condition of Employment, which may be amended by the parties from time to time without regard to this Agreement.  The Agreement on Condition of Employment contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.  In the event that the terms of this Agreement differ from or are in conflict with the Agreement on Condition of Employment, this Agreement shall control.

8.                                      NON-COMPETITION

8.1                               Acknowledgments by the Employee

The Employee understands and recognizes that the Employee’s services provided to the Employer are special, unique, unusual, extraordinary and intellectual in character.  Subject to Section 8.4 below, the Employee agrees that, during the employment of the Employee and for a period of two (2) years from the date of termination of the Employee’s employment with the Employer, he will not in any manner, directly or indirectly, on behalf of himself or any Person, firm, partnership, joint venture, corporation or other business entity, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Employee’s name or similar name to, lend the Employee’s credit to or render services or advice to, enter into or engage in any Competing Business; provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

8.2                               In consideration of the acknowledgements by the Employee, and in consideration of the compensation and benefits to be paid or provided to the Employee by the Employer, the Employee covenants that, subject to Section 8.4 below, he will not, directly or indirectly, whether for the Employee’s own account or the account of any other Person (i) at any time during the employment of the Employee and for a period of two (2) years from the termination of the Employee’s employment with the Employer, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is or was an employee of the Employer at any time during the Employee’s employment with the Employer or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the employment of the Employee with the Employer and for two (2) years from the termination of the Employee’s employment with the Employer, interfere with the Employer’s relationship with any Person, including any Person who at any time during the Employee’s employment with the Employer was an employee, contractor, supplier, or customer of the Employer.

8.3                               In further consideration of these promises, the Employee agrees that he will not at any time during or after the Employee’s employment with the Employer, disparage the Employer or any of its shareholders, directors, officers, employees, parents, subsidiaries, affiliates or agents in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that the Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process.

8.4                               Change of Control. In the event of a Change of Control Termination, the Employee’s obligations under Sections 8.1 and 8.2 above and the non-competition and non-solicitation provisions in the Agreement on Condition of Employment shall expire one (1) year from the date of termination of his employment with the Employer (or any entity acquiring the Employer as a result of a Change of Control).

8.5                               If any covenant in Section 8 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope,

time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee.

The period of time applicable to any covenant in Section 8 will be extended by the duration of any violation by the Employee of such covenant.

The Employee will, while the covenants under Section 8 are in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Employee’s employer. The Employer may notify such employer that the Employee is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

9.                                      TAX MATTERS

9.1                               Responsibility for Tax Obligations.  The Employee agrees that he is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Employer reasonably determines apply to any payment or equity award made to the Employee hereunder (or any arrangement contemplated hereunder), that the Employee’s receipt of any payment or benefit hereunder is conditioned on the Employee’s satisfaction of any applicable withholding or similar obligations that apply to such payment or benefit, and that any cash payment owed to the Employee hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.

9.2                               Compliance with Section 409A.  Any payments or benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with the Employee’s termination of employment unless the Employee has also incurred a “separation from service,” as such term is defined in Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) (“Separation from Service”).  It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Employer determines that the payments and benefits provided under this Agreement constitute “deferred compensation” under Section 409A and the Employee is, on the date of the Employee’s Separation from Service, a “specified employee” of the Employer or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of any such payments or benefits shall be delayed as follows: on the earlier to occur of (i) the date that is six (6) months and one (1) day after the Employee’s Separation from Service or (ii) the date of the Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Employer shall (A) pay to the Employee a lump sum amount equal to the sum of the payments that the Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the payments had not been so delayed pursuant to this Section 9.2 and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth in this Agreement.  If the Employer determines that any payments or benefits provided under this Agreement constitute “deferred compensation” under Section 409A and the Release could become effective in the calendar year following the calendar year in which the Employee’s Separation from Service occurs, the Release will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of payment of any such payments or benefits.

9.3                               Parachute Payments

(a)                                 Notwithstanding anything in this Agreement to the contrary, if any payment or benefit the Employee will or may receive from the Employer or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)                                 Notwithstanding any provision of Section 9.3(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for the Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)                                  If the Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 9.3(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise

Tax, the Employee shall promptly return to the Employer a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 9.3(a)) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 9.3(a), the Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

10.                               CLAWBACK/RECOVERY

Any amounts paid to the Employee by the Employer, whether or not under this Agreement or any incentive plan of the Employer, will be subject to recoupment in accordance with The Sarbanes-Oxley Act of 2002, The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations under these acts, any clawback policy adopted by the Employer, or as otherwise required by applicable law.  In addition, in consideration of the Employee’s continued employment with the Employer and in recognition of the Employee’s position of trust and authority with the Employer, the Employee agrees to promptly consent to any clawback policy adopted by the Employer.

11.                               GENERAL PROVISIONS

11.1                        Injunctive Relief and Additional Remedy

The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy.  Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.  Without limiting the Employer’s rights under this Section 11 or any other remedies of the Employer, if the Employee breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Employee under this Agreement.

11.2                        Covenants of Sections 7 and 8 are Essential and Independent Covenants

The covenants by the Employee in Sections 7 and 8 are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Employee.  The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.  The Employee agrees that this Agreement does not prevent him from earning a living or pursuing his career and that he has the ability to secure other non-competitive employment using his marketable skills.  The Employee agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Employer’s legitimate business interests, including without limitation, the Employer’s Confidential and/or Proprietary Information and the goodwill of its customers.

The Employee’s covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Section 7 or 8.

If the Employee’s employment hereunder is terminated by either party, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Sections 7 and 8.

11.3                        Representations and Warranties by the Employee

The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

11.4                        Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

11.5                        Binding Effect; Delegation of Duties Prohibited

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred.  The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

11.6                        Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Employer:	GTx, Inc.
175 Toyota Plaza, 7th Floor
Memphis, Tennessee 38103
Attention: Vice President, Chief Legal Officer
Facsimile No.:901-844-8075

If to the Employee:	James T. Dalton
9896 Rue Bienville Place
Lakeland, Tennessee 38002

The Employee shall notify the Employer in writing of any change of his address.  Otherwise, the Employer shall send all notices to the Employee’s address herein.

11.7                        Entire Agreement; Amendments

This Agreement, including the Agreement on Condition of Employment, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  The Employer and the Employee further acknowledge and agree that the provisions of this Agreement amend and supersede the Prior Employment Agreement, which shall be of no further force and effect.  This Agreement may not be amended orally, but only by an agreement in writing signed by the Employee and a duly authorized officer or director of the Employer.

11.8                        Governing Law

This Agreement will be governed by the laws of the State of Tennessee without regard to conflicts of laws principles.

11.9                        Jurisdiction

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against either of the parties in the courts of the State of Tennessee, County of Shelby, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Tennessee, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

11.10                 Section Headings, Construction

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.11                 Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12                 Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.13                 Waiver of Jury Trial

THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT, OR ARISING OUT OF OR CONCERNING THE EMPLOYEE’S EMPLOYMENT WITH THE EMPLOYER OR TERMINATION THEREOF.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

JAMES T. DALTON

/s/ James T. Dalton

GTx, Inc.

By:	/s/ Henry P. Doggrell
Name:	Henry P. Doggrell
Title:	VP, Chief Legal Officer

Exhibit D

AGREEMENT ON CONDITION OF EMPLOYMENT

(AGREEMENT)

Whereas, Jim Dalton (“Employee”) has previously executed an agreement with GTx, Inc. (“GTx” or “Employer”) similar to this Agreement, and

Whereas, Employee and Employer have agreed that all employees of GTx will execute this Agreement, or one substantially similar to this Agreement, so all Employees will be subject to substantially similar provisions;

Now, Therefore, for and in consideration of employment and continued employment on an at will basis, the adequacy, sufficiency, and receipt of such consideration is hereby acknowledged, Employee and GTx, Inc. are executing this Agreement in substitution of the Prior Agreement with the understanding that the terms hereof shall apply from the date Employee was initially employed by GTx, as if Employee had executed this Agreement on that date, and further, Employee and Employer covenant and agree as follows:

FILES AND RECORDS OF GTx

1.1                               During the period that the Employee is employed by GTx, the Employee shall maintain proper files and records relating to work performed hereunder by the Employee in accordance with good business practice and the standard procedures of GTx or as otherwise specified by GTx orally or in writing from time to time. All such files and records are the exclusive property of GTx or, as the case may be, any subsidiary or affiliate of GTx. Upon termination of the Employee’s employment with GTx for any reason, the Employee will deliver to GTx all files, notebooks, computer discs, CD ROMs and other records (including all copies) of any nature which are in the Employee’s possession or control and which relate in any manner to the Employee’s employment or to the activities of GTx or any subsidiary or affiliate of GTx.

NON-DISCLOSURE AGREEMENT

2.1                               The Employee acknowledges that during the Employee’s employment, the Employee will have access to and possession of information, such as proprietary information, which is confidential, belonging to GTx and/or its affiliates or GTx’s partners/collaborators, which GTx has received under a confidentiality provision with its partners/collaborators (all of which shall be “Proprietary Information” hereunder). The Employee recognizes that all of such Proprietary Information is a unique asset of the business of GTx, the disclosure of which would be damaging to GTx. The Employee agrees that the Employee will not at any time, whether during or after the termination or cessation of the Employee’s employment except as authorized by GTx and

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for its benefit, divulge {or enable anyone else to, use, divulge or disclose) to any person, association or entity any Proprietary Information which the Employee presently possesses or which the Employee may obtain during the course of the Employee’s employment with respect to the business, finances, customers or affairs of GTx or trade secrets, developments, methods or other information and data pertaining to GTx’s business. “Proprietary Information” shall include, but not be limited to: 1) intellectual property, inventions, methods, processes, techniques, computer programs, devices, products, services,compound, gene therapy products, devices, pharmaceuticals, substance, vectors, prodrugs, enzymes, genes, materials, concepts, discoveries, improvements, and designs, whether or not patentable in the United States or foreign countries;and 2) any trade secrets, information, procedures, technologies, data, results, conclusions, know-how or show-how and business information. The Employee shall keep strictly confidential all matters and information entrusted to the Employee and shall not use or attempt to use any such Proprietary Information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to GTx.

2.2                               The Employee agrees that during the course of his employment and at any time after termination of his employment for any reason, he will keep in strictest confidence and will not disclose or make accessible to any other person without the prior written consent of GTx, the Proprietary Information. The Employee agrees: {i) not to use any such Proprietary Information for himself or others and {ii) not to take any such material or reproductions thereof from the Employer’s facilities at any time during his employment except, in each case, as required in connection with the Employee’s duties to the Employer.

2.3                               The Employee agrees to hold in confidence, and not to distribute or disseminate to any person or entity for any reason, any Proprietary Information of GTx under this Agreement, or information relating to experiments or results obtained based on the duties of the Employee, except for information which is: {i) in or which becomes a part of the public domain not as a result of a breach of this Agreement, {ii) information lawfully received from a third party who had the right to disclose such information and {iii) requested or required {by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative domain or other process) to be disclosed pursuant to a governmental, regulatory or legal process. The Employee will provide GTx with prompt notice of such request or requirement, as well as notice of the terms and circumstances surrounding such request or requirements, so that GTx may seek an appropriate protective order or waive compliance with the provisions of this Agreement. In such case, the parties will consult with each other on the advisability of pursuing any such order or other legal action or available step to resist or narrow such request or requirement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Employee is, in the opinion of counsel reasonably acceptable to GTx, legally compelled to disclose Proprietary Information, the Employee may disclose that portion of such information which counsel advises should be disclosed. The Employee will not oppose action by GTx to prevent disclosure of the Proprietary Information under an appropriate protective order or to request other reliable assurance that confidential treatment will be accorded to the disclosure of such information.

2.4                               Upon written notice by GTx or termination of the Employee’s employment, the Employee shall promptly redeliver to GTx, or, if requested by GTx, promptly destroy all written Proprietary Information and any other written material containing any information included in the

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Proprietary Information (whether prepared by GTx, the Employee, or a third party), and the Employee will not retain any copies, extracts or other reproductions in whole or in part of such written Proprietary Information (and upon request, will so certify such redelivery or destruction to GTx in a written instrument reasonably acceptable to GTx and its counsel).

2.5                               This Agreement and the terms and conditions recited herein are confidential and non-public. The Employee agrees not to disclose the contents of this Agreement to any person or entity, including, but not limited to the press, other media, any public body, or any competitor of GTx, except to the Employee’s legal counsel or as may be required by law.

2.6                               Any trade secrets of the Employer will be entitled to all of the protections and benefits of State of Tennessee law and other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Proprietary Information for the purpose of this Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

2.7                               The Employee will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, recording, electronic media, formulae, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the ({Proprietary Items”). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement or the Employee’s employment by either party, or upon the request of the Employer during the employment of the Employee, the Employee will return to the Employer all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches or other physical or electronic embodiment of any of the Proprietary Items.

2.8                               During the Employee’s employment with the Employer, the Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Employee has an obligation of confidentiality, and the Employee will not bring onto the premises of the Employer any unpublished documents or any property belonging to any former employer or any other person to whom the Employee has an obligation of confidentiality unless consented to in writing by that former employer or person.

INVENTIONS OWNERSHIP AND PATENTS

3.1                               Each employee invention will belong exclusively to GTx. The Employee agrees that GTx shall have sole and exclusive ownership rights in any conception, invention, trade secrets, information, ideas, improvement, substance, know-how, whether or not patentable, arising out of, resulting from, or derivative of: (1) the work or services of the Employee, or (2) within the scope of the duties of the Employee, or (3) using any materials, compounds, devices, or monies of GTx. Any resulting or derivative rights, including patent rights, shall become the exclusive property of GTx and GTx shall be entitled to the entire right, title and interest with respect

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hereto. The Employee agrees, without additional compensation, to convey and assign the entire right, title, and interest in and to any inventions to GTx arising out of, resulting from, or derivative of: (1) the work or services of the Employee, or (2) within the scope of the duties of the Employee, or (3) using any materials, compounds, devices, or monies of GTx.

3.2                               GTx shall retain the entire right, title and interest in and to any and all Proprietary Information provided by GTx to the Employee and to any methods, compounds, improvements, substances and compositions using or incorporating such Proprietary Information.

3.3                               The Employee agrees that Proprietary Information provided to the Employee by GTx shall be used for work purposes only and shall not be used for any other uses, studies, experiments or tests.

3.4                               The Employee agrees that he will promptly disclose to GTx, or any persons designated by GTx, all improvements, inventions, designs, ideas, works of authorship, copyrightable words, discoveries, trademarks, copyrights, trade secrets, formulas, processes, devices, methods, processes, compounds, genes, prodrugs, pharmaceuticals, structures, product concepts, marketing plans, strategies, customer lists, techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, whether or not patentable, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications that relate to the Employee’s job (collectively hereinafter referred to as the ((Inventions”), made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the employment of the Employee. The Employee further agrees to assist GTx in every proper way (but at GTx’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries, and to that end the Employee will execute all documents necessary: (i) to apply for, obtain and vest in the name of GTx alone (unless GTx otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, and when so obtained or vested, to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection. The Employee’s obligation to assist GTx in obtaining and enforcing patents and copyrights for Inventions as set forth herein in any and all countries shall continue beyond the Employee’s employment with GTx, as GTx may from time to time reasonably request.

3.5                               Any copyrightable work, whether published or unpublished, created by the Employee in connection with or during the performance of his employment shall be considered a work made for hire, to the fullest extent permitted by law, and all right, title and interest therein, including the worldwide copyrights, shall be the property of GTx as the employer and party specially commissioning such work. In the event that any such copyrightable work or portion thereof shall not be legally qualified as a work made for hire, or shall subsequently be so held, the Employee agrees, without additional compensation, to properly convey to GTx the entire right, title and interest in and to such work or portion thereof, including but not limited to the worldwide copyrights, extensions of such copyrights, and renewal copyrights therein, and further including all rights to reproduce the copyrighted work in copies or phonorecords, to prepare derivative works based on the copyrighted work, to distribute copies of the copyrighted work, to perform the copyrighted work publicly, to display the copyrighted work publicly, and to

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register the claim of copyright therein and to execute any and all documents with respect hereto.

3.6                               The Employee may not publish or disclose any Proprietary Information relating to, arising from, derivative of, or as a result of his employment pursuant to this Agreement including but not limited to: information relating to compounds under development or testing at GTx or by others on behalf of GTx and any improvements, results, experiments, data, or methods pertaining thereto, that makes reference to any of the Proprietary Information. Any work performed under, or arising from, or a result of his employment with GTx shall not be published or disclosed in written, electronic, or oral form without the express written permission of GTx.

BUSINESS CONDUCT

4.1                               In order to maintain and enhance GTx’s standing and integrity in the business community, the business and personal conduct of the Employee shall be totally professional and above reproach and the Employee shall at all times observe the highest standards of professionalism and courtesy in the Employee’s behavior with the public, with colleagues, with customers and with competitors. The Employee is required to well and faithfully serve GTx and to the best of the Employee’s ability, use the Employee’s best efforts at all times to promote the development and enhancement of GTx’s business and reputation. The Employee agrees, for a period of two (2) years from the Employee’s termination of employment, not to make any disparaging comment or statement about GTx or any of its shareholders, directors, officers, employees, parents, subsidiaries, affiliates or agents, whether or not true, including but not limited to, comments which could adversely affect the conduct of the business of GTx, any of its plans or prospects, or the business name or reputation of GTx; provided; however, that the Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process.

4.2                               The Employee represents and warrants that the Employee is under no obligation to, and/or no conflict exists with, any former person, or entity, or other parties which is in any way inconsistent with, or which imposes any restriction upon, the Employee’s acceptance of employment under this Agreement with GTx. The Employee represents that he is not in default under, or in breach of, any agreement requiring the Employee to preserve the confidentiality of any information, client lists, trade secrets or other confidential information; and neither the execution and delivery of this Agreement nor the performance by the Employee of the Employee’s obligations under this Agreement will conflict with, result in a breach of, or constitute a default under, any employment or confidentiality agreement to which the Employee is a party or to which the Employee may be subject.

NON-COMPETITION

5.1                           In addition to and in view of the above, the Employee understands and recognizes that his service, skills, knowledge of the Employer’s business, and position learned and provided to GTx are special and unique and agrees that, from this date hereof until a period of two (2) years from the date of termination of his employment with GTx,. he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business that manufacturers,

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develops, sells or distributes any pharmaceutical or other compound, composition, formulation, method, process, product or material that is competitive with any product of the Employer under development, manufacture, distribution or commercialization at any time from and after the Employee’s initial date of employment with the Employer through the date of termination of the Employee’s employment with the Employer, including, without limitation, small molecules that target androgen, estrogen, glucocorticoid, and/or other hormone receptors for purposes of treating, diagnosing, or imaging humans in health and disease, including treating cancer, osteoporosis and bone loss and muscle loss (each of which is hereinafter a “Conflicting Product”) either as an individual for his own account, or as a proprietor, partner, member, joint venturer, employee, agent, salesperson, officer, director or shareholder of a Person operating or intending to operate within the area that GTx is now operating or, at the time of the Employee’s termination, is then operating and which, in any event, will include the United States, Canada, Mexico, all Western European Countries, India, Japan, Korea, China and Taiwan (collectively, the “Restricted Territories”); provided, however, that nothing herein will preclude the Employee from holding a position with a Person which does not engage in a business directly or indirectly competitive with a Conflicting Product anywhere within the Restricted Territories, and nothing herein shall preclude the Employee from holding a position in a business unit of a Person which is separate from a business unit which develops, manufactures, distributes or sells a Conflicting Product as long as the Employee does not provide any Confidential and/or Proprietary Information to the business unit that is engaging in or proposes to engage in the development, manufacture, distribution or sale of a Conflicting Product.

5.2                               The Employee acknowledges that the Employee’s service, skills, knowledge, and position with GTx and in this industry are unique and, that the breach, or threatened breach, by the Employee of the provisions of this Section will cause irreparable harm to GTx. The Employee also acknowledges that business competitive with that of GTx or of any of its affiliates may be carried on anywhere within the Restricted Territories as a result of the use of telephonic and other communications techniques. Therefore, the Employee acknowledges that the geographical and term restrictions of this Section are reasonable under the circumstances. Accordingly, in the event of any breach or threatened breach of the provisions of this Agreement by the Employee, GTx shall be entitled, in addition to any other right or remedy it may have at law or in equity, to such equitable and injunctive relief as may be available to restrain the Employee and any firm, partnership, individual, corporation, entity or other business organization participating in such breach or threatened breach from the violation of the provisions hereof, including an injunction, without the posting of any bond or other security, enjoining or restraining the Employee from any such violation or threatened violation of this Agreement. Nothing herein shall be construed as prohibiting GTx from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of the Employee hereunder.

5.3                               If any covenant herein is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and forcible against the Employee.

5.4                               The period of time applicable to any covenant herein will be extended by the duration of any violation by the Employee of such covenant.

5.5                               The Employee will, while the covenant herein is in effect, give notice to GTx, within ten (10) days after accepting any other employment, of the identity of the Employee’s employer. GTx may

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notify such employer that the Employee is bound by this Agreement and, at GTx’s election, furnish such employer with a copy of this Agreement or other relevant portions thereof.

5.6                               The Employee agrees that this Agreement does not prevent him from earning a living or pursuing his career and that he has the ability to secure other non-competitive employment using his marketable skills. The Employee agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by GTx’s legitimate business interests, including without limitation, GTx’s Proprietary Information and the goodwill of its customers. The Employee represents and agrees that he is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

NON-SOLICITATION

6.1                               During the employment of the Employee, and for two (2) years thereafter, the Employee shall not, directly or indirectly, without the prior written consent of GTx, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between GTx and any of its licensors, licensees, sublicensees, sub-sublicensees, clients, customers, suppliers, employees or other related parties. The Employee further agrees that for a period of two (2) years from the date of termination of his employment, he will not solicit or induce for hire any of the employees, agents, contractors or advisors of GTx or any such individual who, within twelve (12) months of the Employee’s termination, was employed or retained by GTx in any such capacity.

GENERAL

7.1                               The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7.2                               This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which GTx may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated or assigned.

7.3                               All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written

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confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to GTx:	GTx, Inc.
175 Toyota Plaza, 7th Floor
Memphis, TN 38103
Attention:	Vice President, Chief Legal Officer
Facsimile No:	901.844.8075

If to the Employee:	Jim Dalton
9896 Rue Bienville Place
Lakeland, TN 38002

The Employee shall notify GTx in writing of any change of his address. Otherwise, GTx shall send all notices to the Employee’s address as listed on the Company’s payroll records.

7.4                               This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

7.5                               This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee without regard to conflicts of laws principles.

7.6                               Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against either of the parties in the courts of the State of Tennessee, County of Shelby or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Tennessee, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

7.7                               The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

7.8                               If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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7.9                               This Agreement may be executed in one or more counterparts, each of will be deemed to be an original copy of this Agreement and all of which when taken together, will be deemed to constitute one and the same agreement

EMPLOYMENT AT WILL

8.1                               The Employee agrees that nothing contained in this Agreement constitutes a contract of employment. Either the Employee or GTx may terminate the employment of the Employee (including the Employee’s compensation and benefits) with or without notice or cause and for any reason, at any time, either at the Employee’s or GTx’s option. No officer or manager of the Employer has the authority to enter into any agreement for employment for a specified period of time except in writing, dated and signed by the CEO or the President.

WAIVER OF JURY TRIAL

9.1                               THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT, OR ARISING OUT OF OR CONCERNING THE EMPLOYEE’S EMPLOYMENT WITH THE EMPLOYER OR TERMINATION THEREOF.

I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, HAVE BEEN ADVISED OF ITS MEANING AND CONSEQUENCES AND KNOW THE CONTENTS THEREOF, AND I SIGN AS MY OWN FREE ACT AND DEED.

This Agreement is accepted this 28th day of February, 2013

GTx, Inc.

By:	/s/ Henry P. Doggrell	James T. Dalton
VP, Chief Legal Officer & Secretary		(Employee)

February 27, 2013		February 28, 2013
Date		Date

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